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                            ASSET PURCHASE AGREEMENT

                                      among

                                 MAGNETEK, INC.,

                      MAGNETEK NATIONAL ELECTRIC COIL, INC.

                                       and

                        RAIL PRODUCTS INTERNATIONAL, INC.

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                          Dated as of October   , 1994
                                              --
                 ----------------------------------------------


                  SALE OF NEC RAILROAD STRATEGIC BUSINESS UNIT



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .     1

     1.1     Certain Defined Terms . . . . . . . . . . . . . . . . . . . .     1
     1.2     Other Definitional Provisions . . . . . . . . . . . . . . . .     7

ARTICLE II   CLOSING; PURCHASE PRICE ADJUSTMENT. . . . . . . . . . . . . .     8

     2.1     Sale and Transfer of the Assets . . . . . . . . . . . . . . .     8
     2.2     Assets Not Transferred. . . . . . . . . . . . . . . . . . . .     9
     2.3     Assumed and Excluded Liabilities. . . . . . . . . . . . . . .    11
     2.4     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     2.5     Purchase Price Adjustment; Assignment of Accounts
             Receivable. . . . . . . . . . . . . . . . . . . . . . . . . .    14
     2.6     Tax Allocation. . . . . . . . . . . . . . . . . . . . . . . .    19
     2.7     Sales and Use Tax . . . . . . . . . . . . . . . . . . . . . .    20

ARTICLE III  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . .    20

     3.1     Buyer's Obligation. . . . . . . . . . . . . . . . . . . . . .    20
     3.2     Sellers' Obligation . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF MAGNETEK. . . . . . . . . .    22

     4.1     Authority; No Conflicts; Governmental Consents. . . . . . . .    22
     4.2     Financial Statements. . . . . . . . . . . . . . . . . . . . .    23
     4.3     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     4.4     Assets Other than Real Property Interests . . . . . . . . . .    24
     4.5     Real Property . . . . . . . . . . . . . . . . . . . . . . . .    25
     4.6     Intellectual Property . . . . . . . . . . . . . . . . . . . .    26
     4.7     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     4.8     Litigation; Decrees . . . . . . . . . . . . . . . . . . . . .    27
     4.9     Employee and Related Matters. . . . . . . . . . . . . . . . .    28
     4.10    Environmental Matters . . . . . . . . . . . . . . . . . . . .    28
     4.11    Employee and Labor Relations. . . . . . . . . . . . . . . . .    29
     4.12    Assets of the Railroad SBU. . . . . . . . . . . . . . . . . .    29

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . .    30

     5.1     Authority; No Conflicts; Governmental Consents. . . . . . . .    30
     5.2     Actions and Proceedings, etc. . . . . . . . . . . . . . . . .    31
     5.3     Availability of Funds . . . . . . . . . . . . . . . . . . . .    31
     5.4     Buyer's Acknowledgment. . . . . . . . . . . . . . . . . . . .    31


                                        i
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     5.5     Exon-Florio . . . . . . . . . . . . . . . . . . . . . . . . .    32
     5.6     No Knowledge of Sellers' Breach . . . . . . . . . . . . . . .    32

ARTICLE VI   COVENANTS OF MAGNETEK . . . . . . . . . . . . . . . . . . . .    33

     6.1     Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     6.2     Ordinary Conduct. . . . . . . . . . . . . . . . . . . . . . .    33
     6.3     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     6.4     Subdivision of King Avenue Facility . . . . . . . . . . . . .    34
     6.5     Acquisition Proposals . . . . . . . . . . . . . . . . . . . .    36
     6.6     Accounts Receivable . . . . . . . . . . . . . . . . . . . . .    36
     6.7     Non-Competition . . . . . . . . . . . . . . . . . . . . . . .    37
     6.8     Offsite Assets. . . . . . . . . . . . . . . . . . . . . . . .    38

ARTICLE VII  COVENANTS OF BUYER. . . . . . . . . . . . . . . . . . . . . .    38

     7.1     Confidentiality . . . . . . . . . . . . . . . . . . . . . . .    38
     7.2     Accounts Receivable . . . . . . . . . . . . . . . . . . . . .    39
     7.3     Waiver of Bulk Sales Law Compliance . . . . . . . . . . . . .    40
     7.4     Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .    40
     7.5     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .    41

ARTICLE VIII MUTUAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . .    41

     8.1     Permits and Consents. . . . . . . . . . . . . . . . . . . . .    42
     8.2     Cooperation . . . . . . . . . . . . . . . . . . . . . . . . .    43
     8.3     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .    43
     8.4     Reasonable Efforts and Further Assurances . . . . . . . . . .    44
     8.5     Records . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
     8.6     Access to Former Business Records; Cooperation in
             Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .    45
     8.7     Use of Trademarks and Trade Names . . . . . . . . . . . . . .    45
     8.8     Required Modifications or Replacements of Products. . . . . .    46

ARTICLE IX   EMPLOYEE BENEFIT MATTERS. . . . . . . . . . . . . . . . . . .    47

     9.1     Employee Retention. . . . . . . . . . . . . . . . . . . . . .    47
     9.2     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .    48
     9.3     Employees Covered by Collective Bargaining Agreements . . . .    49
     9.4     Bargaining Plans. . . . . . . . . . . . . . . . . . . . . . .    50
     9.4     Bargaining Plans. . . . . . . . . . . . . . . . . . . . . . .    50
     9.6     Access to Information . . . . . . . . . . . . . . . . . . . .    50
     9.7     Third-Party Beneficiaries . . . . . . . . . . . . . . . . . .    50

ARTICLE X    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .    51


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

     10.1    Indemnification by MagneTek . . . . . . . . . . . . . . . . .    51
     10.2    Indemnification by Buyer. . . . . . . . . . . . . . . . . . .    53
     10.3    Indemnification for Environmental Matters . . . . . . . . . .    54
     10.4    Losses Net of Insurance, etc. . . . . . . . . . . . . . . . .    55
     10.5    Termination of Indemnification. . . . . . . . . . . . . . . .    56
     10.6    Procedures Relating to Indemnification (Other than for Tax
             Claims) . . . . . . . . . . . . . . . . . . . . . . . . . . .    57
     10.7    Procedures Relating to Indemnification of Tax Claims. . . . .    60
     10.8    Survival of Representations . . . . . . . . . . . . . . . . .    60

ARTICLE XI   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . .    61

     11.1    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .    61
     11.2    No Third-Party Beneficiaries. . . . . . . . . . . . . . . . .    62
     11.3    Termination . . . . . . . . . . . . . . . . . . . . . . . . .    62
     110.    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .    64
     11.5    Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .    64
     11.6    Amendments. . . . . . . . . . . . . . . . . . . . . . . . . .    64
     11.7    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
     11.8    Interpretation; Exhibits and Schedules. . . . . . . . . . . .    66
     11.9    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .    67
     11.10   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .    67
     11.11   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
     11.12   Severability. . . . . . . . . . . . . . . . . . . . . . . . .    67
     11.13   NEC Covenants . . . . . . . . . . . . . . . . . . . . . . . .    68
     11.14   Governing Law . . . . . . . . . . . . . . . . . . . . . . . .    68


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EXHIBITS
--------

EXHIBIT A    Bill of Sale, Assignment and Assumption
             Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

EXHIBIT B    Opinion of Gibson, Dunn & Crutcher. . . . . . . . . . . . . . . B-1

EXHIBIT C    Opinion of General Counsel of MagneTek. . . . . . . . . . . . . C-1

EXHIBIT D    Opinion of Stanley L. Waldbaum. . . . . . . . . . . . . . . . . D-1

EXHIBIT E    Form of Supply Agreement. . . . . . . . . . . . . . . . . . . . E-1

EXHIBIT F    Form of Ground Lease. . . . . . . . . . . . . . . . . . . . . . F-1

EXHIBIT G    Form of Reciprocal Easement Agreement.. . . . . . . . . . . . . G-1

EXHIBIT H    Term Sheet for Subcontract Agreement. . . . . . . . . . . . . . H-1

EXHIBIT I    Form of Key Employee Certificate. . . . . . . . . . . . . . . . I-1

EXHIBIT J    Form of Services Agreement. . . . . . . . . . . . . . . . . . . J-1


SCHEDULES
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Schedule 1.1(a)     December Balance Sheet

Schedule 1.1(b)     Railroad SBU Employees

Schedule 2.1(a)     Owned Property

Schedule 2.1(b)     Leased Property

Schedule 2.1(i)     Assets on Retained Property

Schedule 2.2(i)     Certain Excluded Assets

Schedule 2.6        Purchase Price Allocation

Schedule 4.1(b)     Conflicts (Seller)

Schedule 4.3        Taxes

Schedule 4.4        Liens

Schedule 4.5        Railroad SBU Properties

Schedule 4.6        Intellectual Property

Schedule 4.7        Certain Contracts


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

Schedule 4.8        Litigation

Schedule 4.9        Seller Plans

Schedule 4.11       Labor Matters

Schedule 5.1(b)     Conflicts (Buyer)

Schedule 6.2        Exceptions to Ordinary Course

Schedule 11.11      Sellers' and Buyer's Brokers and Finders

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of October 31, 1994, among MAGNETEK, INC., a Delaware corporation ("MagneTek"), MagneTek National Electric Coil Inc., a Delaware corporation ("NEC" and together with MagneTek, "Sellers"), and Rail Products International, Inc., an Ohio corporation ("Buyer").

         NEC, a wholly-owned subsidiary of MagneTek, is engaged, through its NEC Railroad Strategic Business Unit (the "Railroad SBU"), in the business of developing, manufacturing, remanufacturing, selling and distributing motors and motor components for use in electric locomotives. Sellers desire to sell to Buyer certain assets (other than excluded assets) relating to the Railroad SBU. Buyer desires to purchase such assets and is willing to assume certain associated obligations and liabilities.

         Accordingly, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

         "Assets" has the meaning set forth in Section 2.1.

         "Assigned Contracts" has the meaning set forth in Section 2.1(f).

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Assumed Litigation" has the meaning set forth in Section 2.3.

         "Bill of Sale, Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

         "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

         "Buyer Indemnified Person" has the meaning set forth in Section 10.1.

         "Closing Balance Sheet" has the meaning set forth in Section 2.5.

         "Closing Date" means the day on which the Closing occurs pursuant to
Section 2.4.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collective Bargaining Agreement" means the Agreement between MagneTek National Electric Coil, Columbus, Ohio, and International Union of Electrical, Radio & Machine Workers, AFL-CIO-CLC and its Local No. 545, dated March 4, 1993 and all schedules, appendices and letters of understanding related thereto.

         "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which MagneTek or NEC is a party and relating exclusively to the Railroad SBU.

         "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

         "December Balance Sheet" means the unaudited balance sheet of the Railroad SBU as of December 31, 1993, attached hereto as Schedule 1.1(a).

         "Dublin Road Dispute" means the claim asserted by the Dublin Road Partnership that it is entitled to recover against MagneTek in respect of certain contamination allegedly caused by MagneTek (whether or not such contamination actually occurred or was so caused), as set forth in greater detail in the correspondence dated July 7, 1993, February 3, 1994 and July 27, 1994 and in the Complaint filed on July 29, 1994.

         "Dublin Road Facility" means the facility leased by MagneTek from the Dublin Road Partnership and located at 1160 Dublin Road, Columbus, Ohio 43216.

         "Dublin Road Partnership" means 1160 Dublin Road Associates, an Ohio limited partnership.

         "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), disability, holiday, vacation, sick pay, sick leave, tuition refund, service award and other employee benefit arrangements, plans, contracts or policies providing employee or executive compensation or benefits to Railroad SBU Employees, other than the Employee Benefit Plans.

         "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by either Seller or in which either Seller participates or participated and which, in each case, provides benefits to Railroad SBU Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in
Section 3(2) of ERISA.

         "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable statutes, regulations, rules, ordinances or codes which relate to the protection of the environment from the effects of Hazardous Substances.

         "Equipment" has the meaning set forth in Section 2.1(c).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Excluded Liabilities" has the meaning set forth in Section 2.3.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Ground Lease" means the Ground Lease to be entered into by NEC and Buyer in substantially the form of Exhibit F hereto.

         "Hazardous Substance" means any substance which is defined as a hazardous waste or hazardous substance under any Environmental Law.

         "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

         "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

         "Intellectual Property" has the meaning set forth in Section 2.1(e).

         "Inventory" has the meaning set forth in Section 2.1(d).

         "Knowledge of Seller" with reference to any of the representations and warranties of MagneTek means the actual knowledge of any "officer" of MagneTek as such term is defined in 17 C.F.R. Section 240.16a-1(f), to the extent such officer had, on the date hereof, responsibility for matters that are the subject of such representation and warranty; PROVIDED, HOWEVER, that unless such an officer had (a) actual knowledge to the contrary or (b) direct responsibility at the Railroad SBU level for the subject matter thereof, such knowledge is based solely upon information and materials supplied to MagneTek by Railroad SBU personnel.

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

         "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation). Loss recoverable hereunder is subject to the limitations set forth in
Section 10.4.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or other) of the Railroad SBU, taken as a whole or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement.

         "Owned Property" has the meaning set forth in Section 2.1(a).

         "Permits" has the meaning set forth in Section 2.1(g).

         "Permitted Liens" has the meaning set forth in Section 4.4.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Purchase Price" has the meaning set forth in Section 2.4.

         "Railroad SBU Employee" means any employee of MagneTek or NEC working primarily for the Railroad SBU on the Closing Date or the Termination Date, including any such employee on vacation or illness leave on either such date.
Schedule 1.1(b) sets forth a list of Railroad SBU Employees as of the date set forth thereon.

         "Railroad SBU Property or Properties" has the meaning set forth in
Section 4.5.

         "Reciprocal Easement Agreement" means the Reciprocal Easement Agreement to be entered into by NEC and Buyer in substantially the form of Exhibit G hereto.

         "Records" has the meaning set forth in Section 2.1(h).

         "Required Modification" means, with respect to any product, a modification, improvement or enhancement which is (a) required by any Requirement of Law or (b) otherwise necessary or advisable in MagneTek's sole discretion to permit MagneTek to meet any duty or obligation owing by NEC to remedy defects or hazards in such products or to provide any warning with respect to any such defects or hazards. Required Modifications may include, but shall not be limited to, modifications, improvements or enhancements necessary to meet industry standards, or to implement design improvements, or modifications of or supplements to the product's design, quality, components, safety features, labeling, warnings or instructions. Required Modification shall in no event mean or include any modification, improvement or enhancement required by any written warranty covering the relevant product.

         "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "SEC" means the Securities and Exchange Commission.

         "Seller Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by NEC or MagneTek under which any Railroad SBU Employee participates or is entitled to receive benefits.

         "Services Agreement" means the Agreement between MagneTek and Buyer in respect of certain services to be rendered by MagneTek personnel at the Dublin Road Facility in substantially the form of Exhibit J hereto.

         "Subcontract Arrangement" means the arrangement relating to NEC's St. Jean, Quebec operations to be entered into by NEC and Buyer as generally described on Exhibit H hereto.

         "Supply Agreement" means the bilateral supply agreement to be entered into by NEC and Buyer in substantially the form of Exhibit E hereto.

         "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

         "Tax Returns" has the meaning set forth in Section 4.3.

         "Termination Date" has the meaning set forth in Section 9.1.

         "Transaction Documents" means (i) this Agreement, (ii) the Bill of Sale, Assignment and Assumption Agreement; (iii) the Supply Agreement; (iv) the Ground Lease; (v) the Reciprocal Easement Agreement and (vi) the Services Agreement.

         "Transactions" means the transactions contemplated by the Transaction Documents.

         1.2   OTHER DEFINITIONAL PROVISIONS.

               (a)  Terms defined in this Agreement in Sections other than
Section 1.1 shall have the meanings as so defined when used in this Agreement.

               (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                   ARTICLE II

                       CLOSING; PURCHASE PRICE ADJUSTMENT

         2.1 SALE AND TRANSFER OF THE ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date NEC and, to the extent applicable, MagneTek, will sell, convey, transfer, assign and deliver to Buyer all of their respective right, title and interest in and to the following assets (except the Excluded Assets), to the extent that they are used exclusively in the operations of the Railroad SBU, as the same shall exist on the Closing Date (the "Assets"):

               (a) a leasehold interest under the Ground Lease in a portion of the real property (including all buildings, improvements and structures located on such portion and all rights, privileges, easements and appurtenances thereto) located at 800 King Avenue, Columbus, Ohio 43212 (the "King Avenue Facility") described on Schedule 2.1(a) hereto (the "Owned Property"), subject to the provisions of Section 6.4 hereof;

               (b) all tangible personal property, including, without limitation, the fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, tooling and forms, machinery, equipment, computer equipment (including software), located upon or affixed to or normally located in, at or upon, even if temporarily removed from, any of the Railroad SBU Properties or the Dublin Road Facility (collectively, including the fixtures, the "Equipment");

               (c) all inventory, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies (the "Inventory");

               (d) any trademarks, trade names, patents, service marks, copyrights (whether registered or unregistered) and pending applications for the foregoing listed on Schedule 4.6 (the "Intellectual Property");

               (e) all Contracts (including but not limited to all Contracts listed on Schedule 4.7 and all Contracts entered into by the Railroad SBU through the Closing Date), except for any Contract that requires the consent to assignment of a party thereto which consent has not been obtained prior to the Closing Date pursuant to Section 8.1 (the "Assigned Contracts");

               (f) all transferable business licenses and permits used exclusively in or relating exclusively to the Railroad SBU or the Assets (the "Permits");

               (g) all books and records (other than historical accounting, financial and Tax records), drawings, data, plans and specifications, surveys and title policies relating to the Owned Property, sales literature, market analysis, product information, documents, manuals, software, employment records and files and all other information and/or data related to or used by Sellers exclusively in connection with the Assets and the operation of the Railroad SBU and located at the King Avenue or Dublin Road Facility; provided that as to the Dublin Road Dispute, no Records shall be transferred to Buyer (the "Records");

               (h) all insurance proceeds paid or payable by any insurance provider, other than Sellers or any Affiliate of Sellers, for any Asset that is destroyed or damaged after the date hereof and prior to the Closing;

               (i) those assets used by the Railroad SBU Division and currently located at NEC's facilities at King Avenue, Columbus, Ohio, St. Jean, Quebec and Brownsville, Texas, in each case as set forth on Schedule 2.1(i), respectively; and

               (j)  all goodwill appurtenant to the foregoing Assets.

         2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Sellers (the "Excluded Assets"):

               (a) all cash and cash equivalent items (except as described in Section 2.1(i) and except for deposits and prepaid expenses reflected on the Closing Balance Sheet and relating to Assumed Liabilities) of Sellers, including, without limitation, checking accounts, bank accounts, lock box files, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof received by Sellers on or prior to the Closing Date, in each case whether or not relating to the Railroad SBU;

               (b) all rights, properties, and assets which have been used or held for use in connection with the Railroad SBU and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been in the ordinary course of the business of the Railroad SBU as conducted at the date hereof;

               (c) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Sellers, whether or not attributable to the Railroad SBU;

               (d) claims or rights against third parties, except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; PROVIDED, HOWEVER, that any rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of Excluded Assets or Excluded Liabilities hereunder shall be Excluded Assets;

               (e) except as set forth in Section 2.1(h), all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

               (f) proprietary or confidential business or technical information, records and policies that relate generally to Sellers or any of its Affiliates and are not used exclusively in the Railroad SBU, including, without limitation, organization manuals and strategic plans but excluding the software program developed for and used by NEC and the Railroad SBU;

               (g) subject to the limited rights granted in Section 8.7, all "MagneTek" and "NEC" marks, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the names "MagneTek or NEC," the mark MagneTek or NEC, or any derivative thereof, and the MagneTek or NEC logo or any derivative thereof, and Sellers' proprietary computer programs or other software, including but not limited to Sellers' proprietary data bases, accounting and reporting formats, systems and procedures;

               (h)  all Records relating to the Dublin Road Dispute;

               (i)  those assets described in Schedule 2.2(i);

               (j) all accounts receivable of the Railroad SBU in existence as of the Closing Date which accounts receivable, as of October 2, 1994, aggregated approximately $3,315,000;

               (k) the lease in respect of the Dublin Road Facility (the "Retained Lease");

               (l) all other assets of Sellers not expressly included in the Assets to be sold hereunder, including but not limited to assets used by Sellers or their Affiliates in other businesses of Sellers or their Affiliates and assets used primarily in connection with Sellers' corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Railroad SBU.

         2.3 ASSUMED AND EXCLUDED LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Sellers the Bill of Sale, Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, all the liabilities and obligations of Sellers arising out of the business of the Railroad SBU, of any kind or nature, whether absolute, contingent, accrued or otherwise, and whether arising before or after the Closing including, without limitation, all liabilities (i) for Taxes assumed by Buyer under Section 2.7, (ii) under the Assigned Contracts, (iii) relating to the claims described on Schedules 4.8 and 4.11 (such matters referred to in this clause (iii) being hereinafter collectively referred to as the "Assumed Litigation") and (iv) all liabilities and obligations of Buyer set forth in
Article IX hereof (collectively, the "Assumed Liabilities"); PROVIDED, HOWEVER, that the Assumed Liabilities shall in no event include the following liabilities (the "Excluded Liabilities"):

               (a) any liability, responsibility or obligation with respect to any Seller Plan, except (i) as provided in Article IX, and (ii) pursuant to any Assigned Contract;

               (b) any liability for (i) warranty claims made after the Closing for service, repair, replacement and similar work required under Sellers' written warranties with respect to products sold or services provided prior to the Closing, the expenses of which, at shop level cost (direct materials, direct labor and factory overhead), in the aggregate exceed the warranty reserve on the Closing Balance Sheet, (ii) workers' compensation claims with respect to injuries prior to the Closing, (iii) claims under health insurance plans of Sellers for covered Railroad SBU Employees with respect to services rendered prior to the Closing (but not in respect of any sick leave or disability benefits pertaining to any period after the Closing Date regardless of when the relevant illness or condition arose) or (iv) any product liability claims for injuries, property damage or other Losses, arising with respect to products sold or services provided prior to the Closing, but only if written notice of such claims described in clause (i), (ii), (iii) or (iv) shall have been delivered to Sellers within the two-year period following the Closing Date;

               (c) any liability for Taxes for any period ending on or prior to the Closing Date, excluding the Taxes covered by Section 2.7; and

               (d)  any liability under the Retained Lease.

         2.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets shall be held at offices to be specified by Buyer in Columbus, Ohio, at 10:00 a.m. on October 31, 1994, or if the conditions to Closing set forth in
Article III shall not have been satisfied or waived by such date, subject to
Section 11.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Sellers by wire transfer (to a bank account designated at least two business days prior to the Closing Date in writing by Sellers) immediately available funds in an amount equal to the sum of $11,800,000 (Eleven Million Eight Hundred Thousand dollars, hereinafter, the "Purchase Price"), plus or minus an estimate, if the parties mutually agree prior to the Closing Date with respect thereto, of any adjustment to the Purchase Price under Section 2.5 (the Purchase Price plus or minus such estimate of any adjustment under Section 2.5 being hereinafter called the "Closing Date Amount"), and such other documents as are required by this Agreement.

         At the Closing, Sellers shall deliver or cause to be delivered to Buyer
(a) the Bill of Sale, Assignment and Assumption Agreement, (b) the Ground Lease and Reciprocal Easement Agreement, (c) the Supply Agreement, (d) the Services Agreement, (e) the documents and agreements referred to in Section 3.1 hereof and (f) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Sellers (i) the documents and agreements referred to in the preceding clauses (a) through (d) and in Section 3.2 hereof and (ii) such other instruments of assumption and documents as Sellers may reasonably request. In addition, Sellers shall deliver to Buyer at the Closing affidavits in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that neither Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code, and any corresponding affidavit required for state tax purposes.

         2.5   PURCHASE PRICE ADJUSTMENT; ASSIGNMENT OF ACCOUNTS RECEIVABLE.

               (a) Within 60 days after the Closing Date, MagneTek shall prepare and deliver to Buyer a balance sheet of the Railroad SBU as of the close of business on the Closing Date comprising the Assets and the outstanding Assumed

Liabilities (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer shall make Railroad SBU Employees available to MagneTek (without charge) and such employees shall, for the purpose of assisting MagneTek in preparing the Closing Balance Sheet, be instructed by Buyer to act at MagneTek's direction.

         During the 30 days immediately following Buyer's receipt of the Closing Balance Sheet, Buyer shall be entitled to review the Closing Balance Sheet and MagneTek's working papers relating to the Closing Balance Sheet, and MagneTek shall provide Buyer access at all reasonable times to its personnel, properties, books and records to the extent relevant and not comprising Assets. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless Buyer gives written notice to MagneTek of its disagreement with the Closing Balance Sheet (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by MagneTek with respect to the Closing Balance Sheet, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of
(x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, MagneTek and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Buyer and MagneTek shall each have access to the other party's working papers prepared in connection with the other party's preparation of a Notice of Disagreement. At the end of such 30-day period, MagneTek and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and MagneTek on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be Arthur Anderson, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm with offices in Columbus, Ohio, as shall be agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.5 shall be borne 50% by Buyer and 50% by MagneTek.

               (b) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the December Balance Sheet, subject to the following:

                    (i) the Closing Balance Sheet shall not reflect any provision for Taxes (whether as an asset or a liability);

                    (ii)   intercompany advances shall be eliminated; and

                    (iii) all Excluded Assets, including, without limitation, the accounts receivable included therein (and all related depreciation and reserves) shall be eliminated and all Excluded Liabilities (and related reserves) shall be eliminated.

               (c) The Purchase Price shall be adjusted (after giving effect to the estimation, if any, reflected in the Closing Date Amount) such that the Purchase Price is (i) increased, to the extent that (A) current Assets of the Railroad SBU increase (B) current Assumed Liabilities of the Railroad SBU decrease or (C) the aggregate net book value of plant and equipment increases, in each case from the amount reflected on the December Balance Sheet, and
(ii) decreased, to the extent that (x) current assets of the Railroad SBU decrease, (y) current Assumed Liabilities increase or (z) the aggregate net book value of plant and equipment decreases, in each case from the amount reflected on the December Balance Sheet. The adjustments referred to in the foregoing clauses (i) and (ii) shall be cumulative as to each category. In addition, the Purchase Price shall be adjusted in accordance with Section 2.5(d) hereof in respect of the assignment of certain accounts receivable to Buyer, if applicable. The Purchase Price shall be adjusted upward or downward, dollar for dollar, in respect of any such negative or positive adjustment; PROVIDED, HOWEVER, that no adjustment to the Purchase Price pursuant to this Section 2.5 shall be made unless such adjustment would exceed $100,000, and if the adjustment would exceed $100,000, then the full amount of the adjustment shall be made; PROVIDED, HOWEVER, that the estimated adjustment paid on the Closing Date shall be taken into account in determining whether such threshold is met. Any required adjustment to the Purchase Price pursuant to this Section 2.5 shall be referred to as the "Purchase Price Adjustment."

               (d) The Purchase Price shall be further adjusted to reflect an increase equal to (i) the face amount of all accounts receivable not sold to Buyer and which were therefore eliminated from the Closing Balance Sheet which accounts receivable have not been collected by Sellers on or prior to the 60th day after the Closing Date less (ii) the amount of the reserve for uncollectible accounts receivable that would have been reflected on such Closing Balance Sheet had the related accounts receivable been so sold. Prior to such 60th day after the Closing Date, Sellers shall use commercially reasonable efforts to collect payment for such accounts receivable, and Buyer shall provide all commercially reasonable assistance in respect thereto but no party shall be obligated to institute litigation or incur any extraordinary expense in connection therewith.

               (e) Buyer agrees, with respect to Purchase Price Adjustments, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of the Railroad SBU on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Railroad SBU.

               (f) Within thirty days after the receipt by Buyer of the Closing Balance Sheet in accordance with Section 2.5(a) hereof, Buyer shall remit to Sellers or Sellers shall remit to Buyer, as the case may be, in immediately available funds, any undisputed amounts constituting Purchase Price Adjustments. With respect to any items that are the subject of a Notice of Disagreement, payment shall be made in immediately available funds within three business days after the resolution thereof pursuant to Section 2.5(a). Each payment pursuant to this Section 2.5 shall be made with interest on the amount of the payment at an annual rate equal to the reference rate quoted by the San Francisco branch of Bank of America on the Closing Date for the period from the Closing Date to the date of payment, computed on the basis of a 360-day year and actual days elapsed.

         2.6 TAX ALLOCATION. Buyer and Sellers shall allocate the Purchase Price plus the Assumed Liabilities (to the extent identifiable or reasonably estimable as of the date hereof) to broad categories constituting components of the Assets in accordance with Schedule 2.6 (as the same may be updated as of the Closing to reflect changes in the Assets or Assumed Liabilities occurring after the date thereof and prior to the Closing Date). Buyer and Sellers shall report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder), but such allocation shall not constrain reporting for other purposes.

         2.7 SALES AND USE TAX. Buyer and Sellers shall cooperate in preparing, executing and filing use and sales Tax returns relating to, and Buyer and MagneTek shall share equally and pay when due, any and all sales, real estate, transfer or use Tax due with regard to, the purchase and sale of the Assets. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by
Section 2.6. Buyer shall also furnish Sellers with a form of resale certificate that complies with the requirements of Ohio and other applicable state taxation laws.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

         3.1 BUYER'S OBLIGATION. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

               (a) The representations and warranties of MagneTek made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers by the time of the Closing; and Sellers shall have delivered to Buyer certificates dated the Closing Date and signed by an authorized officer of the respective Sellers confirming the foregoing.

               (b) Buyer shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Sellers, as to the matters set forth in Exhibit B, and an opinion dated the Closing Date of Samuel A. Miley, Esq., General Counsel of MagneTek, as to the matters set forth in Exhibit C, which opinions shall be reasonably satisfactory in form to Buyer.

               (c)  MagneTek shall have entered into the Services Agreement.

               (d) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

         3.2 SELLERS' OBLIGATION. The obligations of Sellers to sell and deliver the Assets to Buyer are subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

               (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

               (b) Sellers shall have received an opinion dated the Closing Date of Stanley L. Waldbaum, Esq., counsel to Buyer, as to the matters set forth in Exhibit D, which opinion shall be reasonably satisfactory in form to Sellers.

               (c) MagneTek shall have received, from Messrs. Robert G. Barton, Thomas P. Steuber and Robert B Hodge III, certificates relating to certain environmental matters in the form attached hereto as Exhibit I (the "Key Employee Certificates").

               (d) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Sellers there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

               (e) MagneTek shall have received from Buyer insurance certificates reflecting compliance with the provisions of Section 7.5.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MAGNETEK

         MagneTek hereby represents and warrants to Buyer as follows:

         4.1   AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

               (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by each Seller to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (b) The execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Sellers under, any provision of (i) the Certificate of Incorporation or By-Laws of either Seller, (ii) subject to the matters disclosed in Schedule 4.1(b), any Contractual Obligation of either Seller or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, any Requirement of Law applicable to either Seller or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to either Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions, other than (A) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act,
(B) compliance with and filings and notifications under applicable Environmental Laws, (C) those that may be required solely by reason of Buyer's participation in the Transactions and (D) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

         4.2 FINANCIAL STATEMENTS. To the knowledge of Seller, the December Balance Sheet was prepared in accordance with GAAP consistently applied, and fairly presents the financial condition of the Railroad SBU as of December 31, 1993 except: (a) as set forth therein; (b) for the absence of footnotes;
(c) for normal recurring adjustments; and (d) to the extent it was prepared on a PRO FORMA basis, with allocations of certain assets and liabilities based upon good faith estimates of management.

         4.3   TAXES.

               (a) Except as disclosed on Schedule 4.3, each Seller, and any affiliated group within the meaning of Section 1504 of the Code, of which either Seller is or has been a member (the "Affiliated Group," but only for the taxable period during which either Seller has been a member thereof), have filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority (i) all Tax returns, reports and forms (collectively, "Tax Returns") required to be filed by the Code or by applicable laws, (ii) all Taxes shown on such Tax Returns have been timely paid in full by the due date thereof, (iii) no Tax Liens have been filed by any Tax authority against any property or assets of the Railroad SBU, and (iv) to the Knowledge of Seller, no claims are being asserted in writing with respect to any Taxes relating to the Railroad SBU.

               (b) Except as set forth in Schedule 4.3, (i) no property of the Railroad SBU is "tax exempt use property" within the meaning of Section 168(h) of the Code, and (ii) the Assigned Contracts do not include any lease made pursuant to former Section 168(f)(8) of the Code.

               (c)  Neither Seller is a "foreign person" within the meaning of
Section 1445(f)(3) of the Code.

         4.4 ASSETS OTHER THAN REAL PROPERTY INTERESTS. NEC has good and valid title to all assets reflected on the December Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of such December Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (a) such as are disclosed on Schedule 4.4 and (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty, and other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate (the Liens described in the preceding clause (b) are hereinafter referred to collectively as "Permitted Liens").

         This Section 4.4 does not relate to real property or interests in real property, such items being the subject of Section 4.5.

         4.5 REAL PROPERTY. Schedule 4.5 sets forth a complete list of all Owned Properties (an Owned Property being sometimes referred to herein individually as a "Railroad SBU Property" and collectively as "Railroad SBU Properties"). NEC has good, marketable and insurable fee title to all Owned Property, free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) Permitted Liens,
(ii) easements, covenants, rights-of-way and other similar restrictions of record, (iii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which NEC has easement rights and (C) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (A), (B) and (C) above, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate and (iv) subject to the provisions of Section 6.4 hereof.

         4.6 INTELLECTUAL PROPERTY. To the Knowledge of Seller, Schedule 4.6 sets forth a list of all Intellectual Property (excluding any such Intellectual Property that is included in Excluded Assets). With respect to registered trademarks, if any, Schedule 4.6 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4.6, to the Knowledge of Seller, NEC owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 4.6. Except as set forth on
Schedule 4.8, no claims are pending or, to the Knowledge of Seller, threatened against

NEC by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on Schedule 4.6 or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property.

         4.7 CONTRACTS. Schedule 4.7 sets forth a list of each of the following types of Contracts:

               (a) any employment or severance agreement that has an aggregate future liability in excess of $100,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (including any contracts or agreements with certain Railroad SBU Employees that relate to the Transactions;

               (b) any employee collective bargaining agreement or other contract with any labor union covering Railroad SBU Employees;

               (c) to the Knowledge of Seller, any Contract other than in the ordinary course of business pursuant to which the aggregate of payments to become due from or to either Seller is equal to or exceeds $200,000, and which is not terminable by no more than 60 days' notice for a cost of less than $100,000;

               (d) any lease or similar agreement under which NEC is a lessor or sublessor of, or makes available for use by any third party (including another division of either Seller), any Railroad SBU Property or premises otherwise occupied by the Railroad SBU.

         Except as disclosed on Schedule 4.7, each Contract listed on
Schedule 4.7 is valid, binding and in full force and effect and is enforceable by NEC in accordance with its terms. Except as disclosed in Schedule 4.7, to the Knowledge of Seller, NEC has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time of the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

         4.8 LITIGATION; DECREES. To the Knowledge of Seller, Schedule 4.8 sets forth a list, as of the date of this Agreement, of all pending and threatened lawsuits or claims with respect to which NEC has contacted in writing the defendant or been contacted in writing by the claimant or by counsel for the claimant by or against NEC relating to the Railroad SBU which (a) involves a claim by or against either

Seller of more than $50,000, (b) seeks any injunctive relief or (c) relates to the Transactions. To the Knowledge of Seller, except as disclosed on
Schedule 4.8, NEC is not in default under any judgment, order or decree of any Governmental Authority applicable to the Railroad SBU; except where the default would not have a Material Adverse Effect.

         4.9 EMPLOYEE AND RELATED MATTERS. Schedule 4.9 sets forth each material Employee Benefit Plan. Sellers have made available to Buyer true, complete and correct copies of (i) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plans, descriptions thereof) and (ii) the most recent summary plan description for each material Employee Benefit Plan for which such a summary plan description is required. Except as disclosed on
Schedule 4.9, no Railroad SBU Employee is entitled to any benefit under any Seller Plan by reason of the Transactions.

         4.10 ENVIRONMENTAL MATTERS. Except as has been alleged by the Dublin Road Partnership in connection with the Dublin Road Dispute, to the Knowledge of Seller, as to the Railroad SBU and the Railroad SBU Property:

               (a) NEC is not in material violation of any applicable Environmental Law and is not under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Substance;

               (b) There is no Hazardous Substance that is likely to pose any material risk to safety, health or the environment, and there has heretofore been no spillage, discharge, release or disposal of any such Hazardous Substance by NEC on or under the Railroad SBU Property in an amount and of a nature which could reasonably be expected to result in material liability to the Railroad SBU; and

               (c) No pending citations, fines, penalties or claims have been asserted against NEC under any Environmental Law which could reasonably be expected to have a Material Adverse Effect and which have not been reflected in the December Balance Sheet.

         4.11  EMPLOYEE AND LABOR RELATIONS.  Except as set forth on
Schedule 4.11:

               (a) there is no labor strike, dispute, or work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, involving the Railroad SBU;

               (b) there is no unfair labor practice charge or complaint against NEC pending, or, to the Knowledge of Seller, threatened, before the National Labor Relations Board involving the Railroad SBU;

               (c) there is no pending, or, to the Knowledge of Seller, threatened, grievance involving an employee of the Railroad SBU that, if adversely decided, would have a Material Adverse Effect; and

               (d) no charges with respect to or relating to NEC are pending before the Equal Employment Opportunity commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination involving the Railroad SBU, other than those which, if so determined would not have a Material Adverse Effect.

         4.12 ASSETS OF THE RAILROAD SBU. Except for (i) any Assets that may not be transferred to Buyer pursuant to Section 2.2 or Section 8.1 and (ii) as limited by the provisions of Section 6.4, the Assets and the rights conferred by the Transaction Documents comprise all the properties and assets used by Sellers exclusively in the operation of the business of the Railroad SBU as conducted on the date hereof. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO REPRESENTATION OR WARRANTY CONCERNING THE ASSETS OR THE RAILROAD SBU, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE SOLD TO BUYER "AS IS AND WHERE IS."

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as follows:

         5.1   AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

               (b) Except as disclosed on Schedule 5.1(b), the execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of
(i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, any Requirement of Law applicable to Buyer or its property or assets. No material consent, approval, license, permit order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation by Buyer of the Transactions, other than (A) compliance with and filings under Section 13(a) and 15(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable Environmental Laws and (C) those that may be required solely by reason of Sellers' (as opposed to any other third party's) participation in the Transactions.

         5.2 ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer.

         5.3 AVAILABILITY OF FUNDS. Buyer has all funds, or binding commitments as to the availability to Buyer of all funds, required to consummate the Transactions.

         5.4   BUYER'S ACKNOWLEDGMENT.  Buyer acknowledges and agrees that,
(a) other than the representations and warranties of MagneTek specifically contained in this Agreement, there are no representations or warranties of either Seller either expressed or implied with respect to either Seller, the Railroad SBU or the Transactions, (b) it shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by either Seller or any of its officers, directors, employees, agents or advisors, or otherwise available to Buyer and
(c) NEC has no obligations with respect to these Transactions other than as set forth in Section 11.13 hereof.

         5.5 EXON-FLORIO. Buyer is not a "foreign person" for purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

         5.6 NO KNOWLEDGE OF SELLER'S BREACH. Neither Buyer nor, to the best knowledge of Buyer, any of its Affiliates, has knowledge of any breach of any representation or warranty by MagneTek or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. If any information relevant to the representations and warranties of MagneTek under this Agreement shall come to Buyer's attention before the Closing Date (whether through Sellers or otherwise), then for the purposes of MagneTek's liability under such representations and warranties the effect shall be as if the representations and warranties were so modified in this Agreement, and no claim for indemnification may be made under Article X hereof to the extent such claim would not arise under such modified representation or warranty.

                                   ARTICLE VI

                          COVENANTS OF MAGNETEK AND NEC

         MagneTek and NEC severally, and not jointly, covenant and agree as follows:

         6.1 ACCESS. Subject to the provisions of Section 7.1 hereof, prior to the Closing, NEC will give Buyer and its representatives, employees, counsel and accountants, together with representatives of Persons providing financing to Buyer for the Transactions, reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Railroad SBU for purposes of investigating its assets, operations, prospects, obligations and liabilities; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of the Railroad SBU. Additionally, subject to the provisions of Section 7.1 hereof and to prior notification, and the consent (which will not be unreasonably withheld or delayed) of Buyer, Buyer and such representatives may contact the principal customers and suppliers of the Railroad SBU for purposes of the foregoing investigation.

         6.2 ORDINARY CONDUCT. Except as contemplated by this Agreement or as set forth in Schedule 6.2, from the date hereof to the Closing, NEC will cause the business of the Railroad SBU to be conducted in the ordinary course in substantially the same manner as presently conducted and will make all reasonable efforts consistent with past practices to preserve relationships with customers, suppliers and others with whom the Railroad SBU deals. Except as contemplated by this Agreement, NEC will not do any of the following with respect to the Railroad SBU without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:

               (a) adopt or amend in any material respect any NEC Plan or collective bargaining agreement, except as required by law or insofar as a collective bargaining agreement is then subject to negotiation in advance of its expiration in the ordinary course;

               (b) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets (other than Excluded Assets), except in the ordinary course of business consistent with past practice;

               (c) enter into any lease of real property, except any renewals of existing leases; or

               (d) agree, whether in writing or otherwise, to do any of the foregoing.

         6.3 INSURANCE. MagneTek shall keep, or cause to be kept, all insurance policies presently maintained relating to the Railroad SBU and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. Buyer will not have any rights under any such insurance policies from and after the Closing Date.

         6.4 SUBDIVISION OF KING AVENUE FACILITY. Buyer acknowledges that the Owned Property at the King Avenue Facility has not heretofore been subdivided and that such subdivision may not prove feasible after Closing. Accordingly, NEC and Buyer agree as follows:

               (a) On the Closing Date, Buyer and NEC shall enter into the Ground Lease and Reciprocal Easement Agreement.

               (b) Following the Closing Date, MagneTek shall use commercially reasonable efforts to effect the subdivision of the Owned Property from the remaining King Avenue property of NEC in the manner reflected upon the survey obtained by MagneTek in September 1994. NEC and Buyer shall be bound by the Reciprocal Easement Agreement. MagneTek shall pursue all zoning variances and other local approvals required to effect such subdivision and shall seek appropriate appellate review if any such approval is denied. Notwithstanding the foregoing, (i) MagneTek shall not be required to effect such subdivision if the terms imposed by any local authority would be significantly more burdensome as to NEC from those provided for in the Ground Lease and
(ii) in no event will MagneTek be required to incur fees and expenses, including the fees and expenses incurred prior to the date hereof (but excluding the title insurance premium referred to in paragraph (c) below) in excess of an aggregate of $25,000; PROVIDED, HOWEVER, that if such amount is exceeded, Buyer may continue to pursue the subdivision at its own expense, subject to MagneTek's and NEC's rights set forth in clause (i) of this paragraph (b). Such $25,000 shall include an amount, not to exceed $2,500, to be expended in connection with the separation of underground drainage.

               (c) Whether or not the subdivision is achieved, MagneTek shall also pay one-half of Buyer's expense in obtaining a title insurance policy in respect of the Ground Lease and, if the subdivision is effected, in respect of the portion of the King Avenue Facility acquired pursuant to the subdivision (such title policy or policies being hereinafter referred to as the "Title Commitment"). If the subdivision is effected, NEC shall deliver a quit-claim deed to Buyer.

               (d) Whether or not the subdivision is achieved, within 180 days of the Closing Buyer shall, at Buyer's sole expense, (i) cause all utilities provided to Buyer at the King Avenue Facility to be separately metered and until the same is accomplished, the provisions of the Ground Lease in respect of utilities set forth in Section 17.1 thereof shall continue to apply, notwithstanding any prior termination of the Ground Lease and (ii) Buyer shall arrange for the Owned Property and the remainder of the King Avenue Property of NEC to be separately assessed in respect of property taxes.

         6.5 ACQUISITION PROPOSALS. Neither Seller nor any Person authorized by Sellers shall solicit, initiate or encourage any acquisition proposal or engage in any discussion with respect thereto or provide information to any other person, concerning a possible sale of the Assets or the business of the Railroad SBU, unless MagneTek has made a reasonable determination that Buyer will not consummate the transaction provided for hereunder and has given notice to Buyer of such determination.

         6.6 ACCOUNTS RECEIVABLE. Sellers agree promptly to forward to Buyer any and all proceeds from accounts receivable of the Railroad SBU that are received by either Seller to the extent they pertain to products sold or services provided after the Closing Date. If, after the Closing Date, either Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to either Seller, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Sellers and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Sellers or the Buyer, as applicable.

         6.7   NON-COMPETITION.

               (a)  Subject to the terms, conditions and exceptions of this
Section 6.7, MagneTek hereby agrees that neither MagneTek nor any Affiliate then controlled by MagneTek (a "MagneTek Affiliate"), for a period of three years from and after the Closing Date, will engage, directly or indirectly, whether as principal, consultant, investor or otherwise, in the design, development, fabrication, test or delivery of any of the products (which products are not sold by any other Division or Affiliate of MagneTek) currently sold by the Railroad SBU in the railroad market. Notwithstanding anything to the contrary in this Section 6.7, the acquisition by MagneTek of (i) any Person, less than 10% of the gross revenues of which are derived from a business involving the production of any of the products (which products are not sold by any other Division or Affiliate of MagneTek) currently sold by the Railroad SBU in the railroad market (a "Competitive Business") or (ii) no more than 5% of any class of securities of a Person, if such securities are traded in any public market (within or outside of the United States) or 15% of any class of privately held securities of a Person, in either case if such Person derives 10% or more of its gross revenues from a Competitive Business, shall not constitute a breach of this Section 6.7.

               (b) The prohibition in Section 6.7(a) shall apply to all counties in the State of California and all similar political subdivisions or regions in all states of the United States and all geographical areas worldwide. MagneTek agrees that, in connection with the purchase by Buyer of the

Assets (including the goodwill) of the Railroad SBU, the time and geographic restrictions set forth above are reasonable. MagneTek agrees that the remedy at law for any breach by MagneTek of this Section 6.7 will be inadequate and that Buyer shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 6.7 shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in Section 6.7(a) or the period of time or the geographical area covered by this Section 6.7 should be deemed too extensive, then the parties intend that this Section 6.7 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

         6.8   OFFSITE ASSETS.

               (a) To the extent the Assets set forth on Schedule 2.1(i) hereto remain at NEC facilities that are not being transferred to Buyer, NEC agrees to exercise reasonable care in respect thereof, and in no event less than it exercises with respect to its own assets. In the event Buyer wishes to remove such Assets, NEC shall cooperate in all reasonable respects, but Buyer shall bear all expenses associated therewith in excess of an aggregate (cumulated with any expenditures by MagneTek pursuant to Section 7.4 hereof) of $200,000, to be paid by MagneTek; (b) the Assets set forth on Schedule 2.1(i) shall be removed in accordance with the following schedule: (i) the Assets identified on
Schedule 2.1(i) as the King Avenue Assets shall be removed by RPI within 120 days of the Closing Date; (ii) the Assets identified on Schedule 2.1(i) as the St. Jean Assets shall be removed by RPI within 60 days of termination of the Subcontract Agreement; (iii) the Assets identified on Schedule 2.1(i) as the Brownsville Assets shall be removed by RPI within 60 days of termination of the Supply Agreement; (iv) the Assets identified on Schedule 2.1(i) as the Dublin Road Assets shall be removed by RPI within 60 days of termination of the Service Agreement.

                                   ARTICLE VII

                               COVENANTS OF BUYER

         Buyer covenants and agrees as follows:

         7.1 CONFIDENTIALITY. Buyer acknowledges that the information being provided to it by Sellers is subject to the terms of a confidentiality agreement between a representative of Buyer and Sellers dated as of January 24, 1994 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Buyer hereby assumes all of the obligations of such representative under the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; PROVIDED, HOWEVER, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Railroad SBU; and PROVIDED, FURTHER, HOWEVER, that Buyer acknowledges that any and all other information provided to it by Sellers or Sellers' representatives concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

         7.2 ACCOUNTS RECEIVABLE. Buyer agrees to promptly forward or cause to be forwarded to MagneTek any and all proceeds from accounts receivable of either Seller (including those comprising Excluded Assets) that are received by Buyer or the Railroad SBU after the Closing Date. If, after the Closing Date, Buyer receives any payment from any Person who at the time of such payment has outstanding accounts payable to Sellers, on the one hand (for the purposes of this Section, "Seller Accounts Receivable"), and to Buyer, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment
(a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Sellers and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of the Sellers or Buyer, as applicable.

         7.3 WAIVER OF BULK SALES LAW COMPLIANCE. Buyer hereby waives compliance by NEC with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions. MagneTek shall indemnify Buyer in connection with the foregoing matters pursuant to Section 10.1(c) hereof.

         7.4 EXCLUDED ASSETS. If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then (subject to the following sentence) Buyer shall take reasonable steps, at its own expense, (provided that MagneTek shall pay up to $200,000 cumulatively with expenditures under Section 6.8 hereof) to deliver such

Excluded Assets to Sellers, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

         7.5 INSURANCE. Buyer shall secure insurance with respect to the Railroad SBU from the Closing Date covering general liability and products liability in amounts customary for the industry in which the Railroad SBU operates.

         (28) Includes list of omitted Schedules and Exhibits, which will be provided by the Registrant upon request.

                         ARTICLE VIII

                                MUTUAL COVENANTS

         Each of Sellers and Buyer covenants and agrees as follows:

         8.1   PERMITS AND CONSENTS.

               (a) As promptly as practicable after the date hereof, Buyer and Sellers shall make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Sellers shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Sellers and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Assigned Contracts as may be required. Buyer acknowledges that consents to the Transactions may be required from parties to the Assigned Contracts and that Sellers will not assign to buyer at the Closing any Assigned Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date.

               (b) Buyer agrees that Sellers shall not have any liability whatsoever to buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the transactions or because of the default, acceleration or termination of any Assigned Contract as a result thereof. Buyer further agrees that no representation or warranty of MagneTek or covenant of MagneTek or of NEC contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or as a result of any such acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such acceleration or termination. Sellers shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; PROVIDED, HOWEVER, that such cooperation shall not include any requirement that Sellers commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained.

               (c) With respect to each such Assigned Contract not assigned on the Closing Date, after the Closing Date sellers shall continue to deal with the other contracting party(ies) to such Assigned Contract as the prime contracting party, and Buyer and Sellers shall continue to use reasonable efforts to obtain the consent of all required parties to the assignment of such Assigned Contract. Such Assigned Contract shall be promptly assigned by Sellers to Buyer after receipt of such consent after the Closing Date. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Assigned Contract accruing after the Closing Date to the extent that Sellers may provide Buyer with such benefits without violating the terms of such contract; and to the extent such benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Sellers to be performed under such Assigned Contract after the Closing Date.

         8.2 COOPERATION. Buyer and Sellers shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Railroad SBU to Buyer and to minimize any disruption to the respective businesses of Sellers or the Railroad SBU that might result from the Transactions. Neither party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

         8.3 PUBLICITY. Sellers and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Requirement of Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

         8.4 REASONABLE EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8.1), each party will use all reasonable efforts to cause the Closing to occur. Sellers and Buyer shall, at any time and from time to time after the Closing, upon the reasonable request of another party, execute, acknowledge, deliver and file all such further acts, transfers, conveyances, assignments and assurances as may reasonably be required to effect the transactions.

         8.5 RECORDS. On the Closing Date, Sellers shall deliver or cause to be delivered to Buyer all records (including copies of any material records that would constitute Records under the definition thereof set forth in
Section 2.1(g) if such material records were located at the King Avenue or Dublin Road facility) included in the assets, which are in the possession of MagneTek or NEC to the extent not then in the possession of the Railroad SBU, except any Records relating to Excluded Liabilities (including, without limitation, to any Tax liability of Sellers or to any litigation or claim not assumed by Buyer hereunder). After the Closing, upon reasonable written notice and at Buyer's sole expense, Sellers agree to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Railroad SBU in Sellers' possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax Claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Sellers, Buyer or the Railroad SBU.

         8.6   ACCESS TO FORMER BUSINESS RECORDS; COOPERATION IN LITIGATION.

               (a) For a period of seven years following the Closing, Buyer will retain all records. During such period, Buyer will afford authorized representatives of Sellers (including their auditors) access to such records at reasonable times and during normal business hours at the principal business office of the Railroad SBU, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Sellers at Sellers' sole cost and expense. During such period, Buyer will, at Sellers' expense (limited, however, to Buyer's reasonable out-of-pocket expenditures without regard to any employee cost or other overhead expenses), cooperate with Sellers in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Sellers or any of their Affiliates is subject relating to the business of the Railroad SBU prior to the Closing. The term "Record" as used in this Section 8.6 shall include any data processing files or other computerized data.

               (b) Buyer acknowledges the existence of the Dublin Road Dispute. Buyer further acknowledges, without limiting the generality of the foregoing provisions of this Section 8.6, that its obligations of cooperation with Sellers may include extensive devotion of time (including travel, at the reasonable expense of MagneTek) of employees of Buyer and may otherwise involve investigation and remediation activities that are disruptive to the business of the Railroad SBU. Buyer expressly covenants to make such personnel as may be reasonably requested by Sellers available in the event of such pre-trial proceedings and/or litigation.

         8.7 USE OF TRADEMARKS AND TRADE NAMES. Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek and NEC," and the stylized "MagneTek and NEC" logos (i) in displays, signage and postings for the period after the closing date necessary to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Railroad SBU's former affiliation with NEC (e.g., formerly a division of "MagneTek National Electric Coil, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted.

         8.8 REQUIRED MODIFICATIONS OR REPLACEMENTS OF PRODUCTS. The following provisions of this Section 8.8 shall govern the responsibilities of Buyer and MagneTek regarding Required Modifications:

               (a) Buyer shall advise MagneTek promptly after becoming aware of any Required Modifications to the products shipped by the Railroad SBU prior to the Closing Date to the extent MagneTek would be required to indemnify Buyer for any claims in respect of such products.

               (b) Whether or not Buyer gives the foregoing notice, Buyer shall make any Required Modifications to products shipped by the Railroad SBU prior to the Closing Date which are necessary or advisable, in the reasonable discretion of MagneTek. If the cost to MagneTek under Section 8.8(c) of implementing any such Required Modification exceeds the cost to MagneTek of replacing such products, Buyer shall replace such products. The obligation of Buyer hereunder shall include, but not be limited to, such actions as MagneTek may reasonably request for (i) the notification of customer and other third parties in possession of the applicable products, (ii) the shipping of such products, if necessary, to and from Buyer's facilities for modification, improvement, enhancement or replacement, (iii) the production of replacement products, parts or supplies necessary for the implementation of the product modification, enhancement, improvement or replacement, (iv) the installation, modification or replacement of the product by personnel of Buyer, either at the customer's location or at Buyer's facilities, as appropriate, and (v) recordkeeping and reports with respect to such product modifications, enhancements, improvements or replacements to the extent required by law or reasonably requested by MagneTek.

               (c) MagneTek shall reimburse Buyer for direct materials, direct labor and factory overhead incurred by Buyer in installing or implementing any Required Modification under Section 8.8(b) or in producing any replacement products, parts or supplies under section 8.8(b), together with all reasonable out-of-pocket shipping, postage and printing costs incurred by Buyer in connection therewith.

                                   ARTICLE IX

                            EMPLOYEE BENEFIT MATTERS

         9.1 EMPLOYEE RETENTION. Buyer shall offer employment to commence as of the Closing Date to all Railroad SBU Employees other than those set forth on
Schedule I to the Services Agreement, at the same salaries and wages and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date. Effective upon termination of the Services Agreement (the "Termination Date"), Buyer shall similarly offer employment to commence on such date to all Railroad SBU Employees set forth on Schedule I to the Services Agreement, at the same salaries and wages and on substantially the same terms and conditions as those in effect immediately prior to the Termination Date. Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Railroad SBU Employee within the sixty (60) days following the later of the Closing Date and the Termination Date, and Buyer assumes all obligations and liabilities, if any, under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and any analogous Ohio legislation relating to or arising out of the Transactions.
Buyer also agrees to comply with the terms of the WARN Act and any analogous Ohio legislation following the Closing Date.

         9.2 EMPLOYEE BENEFIT PLANS. Effective as of the Closing Date or the Termination Date, as applicable, (a) Railroad SBU Employees shall cease accruing any benefits under any Seller Plan, and MagneTek shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation and (b) with respect to Railroad SBU Employees who are not members of a collective bargaining unit, Buyer shall establish employee benefit plans providing benefits which in the aggregate are substantially the same as the benefits provided to such Railroad SBU Employees under Seller Plans (the "Buyer's Benefit Plans"). With respect to the Buyer's Benefit Plans, Buyer shall grant all Railroad SBU Employees from and after the Closing Date (or the Termination Date, as applicable) credit for all service with Sellers and their Affiliates and their respective predecessors prior to the Closing Date for all purposes (other than the accrual of benefits under a defined benefit pension plan, however, this proviso shall not preclude Buyer from granting such credit) for which such service was recognized by Sellers and their Affiliates. With respect to Buyer's Benefit Plans (and any plan established or adopted pursuant to Section 9.4) that provide medical or dental benefits after the Closing Date (or the Termination Date, as applicable), such plans shall waive any exclusion or limitation with respect to pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date by a Railroad SBU Employee or his covered dependents shall be taken into account under such health plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer shall also cause its health plan(s) to be responsible for all health benefit claims by Railroad SBU Employees and their covered dependents for services rendered after the Closing Date or the Termination Date, as applicable.

         9.3 EMPLOYEES COVERED BY COLLECTIVE BARGAINING AGREEMENTS. On, and effective as of, the Closing Date or the Termination Date, as applicable, Buyer shall expressly recognize any collective bargaining representative recognized by Sellers as of the Closing Date (or the Termination Date, as applicable) for any units that include Railroad SBU Employees and shall either: (i) assume any collective bargaining agreements existing on the Closing Date with respect to Railroad SBU employees ("Bargaining Employees"), or (ii) negotiate with any such collective bargaining representative(s) a new collective bargaining agreement(s) covering such Bargaining Employees; PROVIDED, HOWEVER, in either case, Buyer shall assume and discharge all of Sellers' obligations (except for obligations to make salary and similar payments due prior to the Closing Date (or the Termination Date, as applicable)) with respect to the Bargaining Employees under any such bargaining agreements (including the Collective Bargaining Agreement), on or after the Closing Date or the Termination Date, as applicable.

         9.4   BARGAINING PLANS.   Effective as of the Closing Date and the
Termination Date, as applicable, Buyer shall establish for the benefit of the Bargaining Employees such employee benefit plans as are required by the collective bargaining agreement that includes the Railroad SBU ("Buyer's Bargaining Plans").

         9.5 VACATION, HOLIDAY AND SEVERANCE PAY. As of the Closing Date and the Termination Date, as applicable, Buyer shall assume all of Sellers' obligations for vacation (including accrued vacation), holiday and severance (if any) pay to all Railroad SBU Employees.

         9.6 ACCESS TO INFORMATION. Sellers shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Railroad SBU Employee, including, but not limited to, compensation and employment histories.

         9.7 THIRD-PARTY BENEFICIARIES. No provision of this Article IX shall create any third-party beneficiary rights in any employee or former employee of the Railroad SBU (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date or Termination Date.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 INDEMNIFICATION BY MagneTek. Subject to the terms and conditions of this Article X, MagneTek shall indemnify Buyer and each of its officers, directors, employees and agents (each, a "Buyer Indemnified Person") against, and hold them harmless from, any Loss suffered or incurred by any such Buyer Indemnified Person (other than any Loss relating to environmental matters, for which indemnification provisions are set forth in Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of MagneTek contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto,
(b) any breach of any covenant of MagneTek contained in this Agreement or the Services Agreement requiring performance after the Closing Date or (c) if the Closing occurs, the existence of, or the failure of Sellers to pay, perform and discharge when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of the failure of NEC to comply with any bulk sales laws referred to in Section 7.3); PROVIDED, HOWEVER, that MagneTek shall not have any liability under this Section 10.1 unless the aggregate of all Losses relating thereto for which MagneTek would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Buyer is indemnified under Section 10.3, an amount equal to $50,000 (and then only to the extent of any such excess); and PROVIDED FURTHER, HOWEVER, that MagneTek's aggregate liability under this Section 10.1 and Section 10.3 shall in no event exceed $6,000,000. Notwithstanding the foregoing, MagneTek shall have no obligation to indemnify Buyer with respect to any Loss, including but not limited to, any breach of the representations set forth in Section 4.5, which are within the scope of the Title Commitment, and Buyer agrees that its sole recourse with respect to such matters shall be against the issuer of the Title Commitment. Moreover, for avoidance of doubt, the parties agree that the indemnification provided for in this Section 10.1 in respect of a breach of the Services Agreement includes an indemnification (subject to all of the terms and conditions of this Article X) for any Loss incurred as a result of any legal claim, action, proceeding or demand that may be made or asserted against Buyer by the Dublin Road Partnership, its successors or assigns, or a mortgagee thereof in connection with the Services Agreement or which may frustrate the performance by either party thereof, whether or not such claim, action, proceeding or demand can be attributed to any direct or indirect breach by MagneTek of such Services Agreement.

         10.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article X, Buyer shall indemnify Sellers and each of their respective officers, directors, employees and agents (each, a "Seller Indemnified Person") against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnified Person (other than any relating to environmental matters, for which indemnification provisions are set forth in Section 10.3) to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer contained in this Agreement or the Services Agreement requiring performance after the Closing Date, (c) if the Closing occurs, the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed Liabilities and (d) if the Closing occurs, the ongoing operations of Buyer and the Assets after the Closing Date; PROVIDED, HOWEVER, that Buyer shall not have any liability under this Section 10.2 unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis with Losses for which Seller is indemnified under Section 10.3, an amount equal to $50,000 (and then only to the extent of such excess); and PROVIDED FURTHER, HOWEVER, that Buyer's aggregate liability under clauses (a) and (b) of this
Section 10.2 shall in no event exceed $6,000,000.

         10.3  INDEMNIFICATION FOR ENVIRONMENTAL MATTERS.

               (a) Subject to the terms and conditions of this Article X and except as set forth below in Section 10.3(b), MagneTek shall indemnify and hold Buyer Indemnified Persons harmless from and against all Losses resulting from claims or demands by any Governmental Authority or any third party which is unrelated to Buyer or its

Affiliates arising under any Environmental Law to the extent such Losses (a) are attributable to the use and/or occupancy of any premises owned or used by Sellers prior to the Closing Date (a "Seller Facility") or to Hazardous Substances transported offsite from a Seller Facility for treatment, storage or disposal prior to the Closing and (b) exceed, on a cumulative basis with Losses for which Buyer is indemnified under Section 10.1, an amount equal to $50,000; but only to the extent of such excess and PROVIDED, FURTHER, that MagneTek's aggregate liability under this Section 10.3(a), Section 10.3(b) and Section 10.1 shall in no event exceed $6,000,000. MagneTek's indemnification liability hereunder shall in no event be construed to extend to or include any remediation or other liability arising as a result of the presence or removal of asbestos in or upon any of the improvements located on the Railroad SBU Property at any time. MagneTek's obligation to indemnify Buyer under this Section 10.3(a) shall expire on the second anniversary of the Closing Date, and Buyer hereby expressly releases MagneTek from and after such second anniversary from any liability in respect of the matters covered by such indemnification, whether arising by statute or common law, or otherwise. Notwithstanding the foregoing and except as set forth below in Section 10.3(b), MagneTek shall have no obligation to indemnify any Buyer Indemnified Person with respect to conditions that existed prior to the utilization of the King Avenue Facility that commenced in 1933. Buyer shall indemnify and hold each Seller Indemnified Person harmless from and against all Losses resulting from claims or demands by any Governmental Authority or third-party arising under any Environmental Law to the extent such Losses are attributable to Buyer's use and/or occupancy of any Seller Facility. Moreover, notwithstanding Section 10.3(b) or any other provision hereof, no Buyer Indemnified Person shall be indemnified or held harmless by MagneTek, and Buyer shall indemnify and hold harmless each Seller Indemnified Person, to the extent any representation or warranty in any Key Employee Certificate shall prove untrue in any material respect.

               (b) Notwithstanding the foregoing, solely in respect of the Dublin Road Facility, MagneTek shall indemnify and hold each Buyer Indemnified Person harmless from and against all Losses resulting from claims or demands by any Governmental Authority or any third-party which is unrelated to Buyer or its Affiliates arising under any Environmental Law including, without limitation, any Losses resulting from the Dublin Road Dispute, to the extent such Losses exceed, independent of matters for which Buyer is indemnified under Section 10.1 or Section 10.3(a), an amount equal to $25,000, but only to the extent of such excess and PROVIDED, FURTHER, that MagneTek's aggregate liability under this
Section 10.3(b), Section 10.3(a) and Section 10.1 shall in no event exceed $6,000,000. The indemnification in this Section 10.3(b) shall extend to and include events which occurred prior to NEC's occupation of the Dublin Road Facility. MagneTek's obligation to indemnify Buyer Indemnified Persons under this Section 10.3(b) shall expire on the fifteenth anniversary of the Closing Date, and Buyer hereby expressly releases MagneTek from and after such fifteenth anniversary from any liability in respect of the matters covered by such indemnification, whether arising by statute or common law, or otherwise.

         10.4  LOSSES NET OF INSURANCE, ETC.

               (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Balance Sheet.

               (b)  If the Indemnifying Person makes any payment under this
Article X in respect of any Loss, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses. The Indemnified Person shall execute any required documents or instruments, serve as a named plaintiff, or take any other similar steps necessary to effectuate such subrogation.

               (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, business interruption, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions. The foregoing shall not be interpreted, however, to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns), in a Third-Party Claim (as defined below) of claims for damages of the foregoing type.

               (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses any Indemnified Person may incur arising from or relating to the Transactions, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation. Moreover, notwithstanding anything to the contrary in this Agreement,

Buyer waives no rights it may have or come to have or to pursue against any predecessors of MagneTek or NEC.

         10.5 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, (A) pursuant to Sections 10.1(a) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.8, (B) pursuant to Section 10.3, shall terminate as and to the extent set forth therein and (C) pursuant to Sections 10.1(b) and 10.2(b), shall terminate on the second anniversary of the Closing Date (except as to Section 6.7, which shall survive for the period set forth therein and
Section 8.6(b) which shall survive until the fifteenth anniversary of the Closing Date; PROVIDED, HOWEVER, that as to clauses (A), (B) and (C) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis (whether or not the amount of Losses related to such claim is then known or estimable) of such claim) to the Indemnifying Person.

         10.6 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN FOR TAX CLAIMS). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim. It is hereby acknowledged that MagneTek has received notice of the Dublin Road Dispute.

         If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the

Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 8.6 hereof to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, in the event a Third-Party Claim is made against either Seller as to which MagneTek is entitled to seek indemnification under this Article X and MagneTek concludes, in its reasonable judgment, that Buyer lacks the financial and personnel resources to vigorously defend MagneTek from such Third-Party Claim, MagneTek may elect to retain the defense of such Third-Party Claim and shall be entitled to be reimbursed by Buyer for its Losses incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). It is acknowledged that the Dublin Road Dispute is an Assumed Liability as to which Buyer is indemnified pursuant to
Section 10.3(b) and that MagneTek has assumed the defense thereof and has full control of such defense. All Tax Claims (as defined in Section 10.7) shall be governed by Section 10.7.

         10.7  PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

               (a) If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

               (b) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have a material adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its affiliated group. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         10.8 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.1 and 10.2 and shall terminate at the close of business on the second anniversary of the Closing Date. Notwithstanding the foregoing, (a) representations and warranties relating to environmental matters in Section 4.10 shall not survive the Closing and (b) Buyer's acknowledgment pursuant to Section 5.4 shall not expire.
Nothing in this Section 10.8 shall limit the duration of Section 10.3(a) or (b).

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer other than by operation of law, including by way of stock sale or merger, except to a Buyer of substantially all the assets of Buyer, without the prior written consent of Seller; PROVIDED, HOWEVER, that (a) Buyer may assign its right to purchase the Assets hereunder to an Affiliate of Buyer that can accurately make all of Buyer's representations and warranties as of the Closing without the prior written consent of Seller, but in no event shall any such assignment limit or affect Buyer's obligations hereunder and (b) Buyer may assign its rights (including its indemnification rights) hereunder or grant a security interest in this Agreement, or both, to or for the benefit of any Person holding a financial obligation of Buyer issued in connection with the financing of the Transactions or in connection with any renewal, extension, modification, amendment, refinancing, refunding or replacement of any such financial obligation.

         11.2 NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 11.1 as to permitted assignees and in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         11.3  TERMINATION.

               (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (except as set forth in Section 11.3(c)) and the Transactions abandoned at any time prior to the Closing Date:

                    (i)  by mutual written consent of Sellers and Buyer;

                    (ii)  by Sellers if any of the conditions set forth in
         Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Sellers;

                    (iii)  by Buyer if any of the conditions set forth in
         Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                    (iv) by Sellers or Buyer, if the Closing does not occur on or prior to November 4, 1994; PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not materially in breach (after having been given written notice and a five-Business Day cure period, if such breach is susceptible of cure) of any of its representations, warranties, covenants or agreements contained in this Agreement.

               (b) In the event of termination by Sellers or Buyer pursuant to this Section 11.3, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

                    (i) Buyer shall return all documents and copies and other material received from Sellers relating to the Transactions, whether so obtained before or after the execution hereof, to Sellers;

                    (ii) all confidential information received by Buyer with respect to the Railroad SBU and Sellers shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

               (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 11.4 relating to certain expenses, (iii) Section 8.3 relating to publicity,
(iv) Section 11.5 relating to attorney fees and expenses, (v) Section 11.11 relating to finder's fees and broker's fees and (vi) this Section 11.3. Nothing in this Section 11.3 shall be deemed to release Sellers or Buyer from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Sellers or Buyer to compel specific performance by the other party of its obligations under this Agreement.

         11.4 EXPENSES. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the party incurring such fees, costs or expenses.

         11.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

         11.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

         11.7 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                (i)  if to Buyer, to:

                     Mr. Robert G. Barton
                     Rail Products International
                     800 King Avenue
                     Columbus, OH 43212

                     with a copy to:
                     Stanley L. Waldbaum, Esq.
                     12 Hawk Street
                     Spring Valley, NY 10977


               (ii)  if to MagneTek prior to
                     November 7, 1994, to:

                     MagneTek, Inc.
                     11150 Santa Monica Boulevard
                     15th Floor
                     Los Angeles, California  90025
                     Attention:   Samuel A. Miley, Esq.
                                  General Counsel


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

                     and after November 7, 1994, to:

                     MagneTek, Inc.
                     26 Century Boulevard
                     P.O. Box 290159
                     Nashville, Tennessee 37229-0159
                     Attention:   Samuel A. Miley, Esq.
                                  General Counsel

                     with a copy to:
                     Gibson, Dunn & Crutcher
                     2029 Century Park East
                     Suite 4200
                     Los Angeles, California  90067
                     Attention:  Jennifer Bellah, Esq.

               (iii) if to NEC, to:
                     MagneTek National Electric Coil, Inc.
                     c/o 26 Century Boulevard
                     P.O. Box 290159
                     Nashville, Tennessee 37229-0159
                     Attention:   Samuel A. Miley, Esq.
                                  Secretary

         11.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All of the Transaction Documents shall be interpreted in such a manner as to harmonize and give effect to the provisions thereof. Without limiting the generality of the foregoing, no provision of this Agreement in respect of the Dublin Road Facility shall be interpreted to conflict with or contradict any provision in the Services Agreement.

         11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.


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

         11.10 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

         11.11 FEES.  Each party hereto hereby represents and warrants that
(a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are set forth in Schedule 11.11 and (b) each party agrees that it will pay all fees or commissions which may be payable to such firm(s) retained by it or to which it may be obligated.

         11.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         11.13 NEC COVENANTS. Buyer acknowledges that MagneTek is currently negotiating for the sale of NEC. Buyer acknowledges that MagneTek is accordingly the sole indemnitor in respect of representations and warranties pertaining to the Railroad SBU hereunder, and that NEC's future liability hereunder is limited to its obligations under Sections 2.1, 2.4, 2.5, 6.1, 6.4, 6.8, 8.1, 8.2, 8.4, 8.5 and 8.7. Any claim for indemnification by Buyer in respect thereof shall be governed by the provisions of Article X pertaining to indemnification of Buyer in respect of breaches of covenants.

         11.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.


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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                         MAGNETEK, INC.

                         By:
                            ------------------------
                         Name: John P. Colling, Jr.
                         Title: Vice President and Treasurer

                         RAIL PRODUCTS INTERNATIONAL, INC.

                         By:
                            ------------------------
                         Name: Robert G. Barton
                         Title: President


                         As to matters enumerated in Section 11.13


                         MAGNETEK NATIONAL ELECTRIC COIL, INC.


                         By:
                            ------------------------
                         Name: John P. Colling, Jr.
                         Title: Vice President & CFO


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